Exhibit 1
CHINA UNICOM LIMITED (Stock Code: 762)
(Incorporated in Hong Kong with limited liability under Companies Ordinance)
ANNOUNCEMENT
The Board is pleased to disclose the operational statistics of the Group for the month of July 2008.
The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of July 2008.
Operational statistics for the month of July 2008 and the comparative figures for the previous month are as follows:

	July 2008	June 2008

CELLULAR BUSINESS:

Aggregated Number of GSM Cellular Service Subscribers	128.551 million	127.599 million
- Post-paid Subscribers	66.161 million	65.704 million
- Pre-paid Subscribers	62.390 million	61.895 million

Aggregated Net Additions in 2008 of GSM Cellular Service Subscribers	7.987 million	7.035 million
- Post-paid Subscribers	3.687 million	3.230 million
- Pre-paid Subscribers	4.300 million	3.805 million

Aggregated Number of CDMA Cellular Service Subscribers	42.756 million	43.169 million
- Post-paid Subscribers	39.791 million	39.943 million
- Pre-paid Subscribers	2.965 million	3.226 million

Aggregated Net Additions in 2008 of CDMA Cellular Service Subscribers	0.829 million	1.242 million
- Post-paid Subscribers	1.169 million	1.321 million
- Pre-paid Subscribers	(0.340) million	(0.079) million

Notes:
1.	All the Aggregated Numbers recorded for the months of June 2008 and July 2008 are aggregated data reported at 24:00 on 30 June 2008 and 31 July 2008 respectively.

2	The accounting period of all Aggregated Net Additions in 2008 for the month of July 2008 is the period commencing from 0:00 on 1 January 2008 to 24:00 on 31 July 2008 respectively.
Caution Statement
The Board wishes to remind investors that the above operational statistics for the months of June 2008 and July 2008 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
As of the date of this announcement, the Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Tong Jilu, Li Gang and Zhang Junan

Non-executive Directors:	Lu Jianguo and Lee Suk Hwan

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary
Hong Kong, 19 August 2008

2